FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-271617

DATED SEPTEMBER 4, 2024

Uber Technologies, Inc.

Pricing Term Sheet

Issuer:	Uber Technologies, Inc.

Expected Ratings*:	Baa2 (S) / BBB- (P) / BBB (S) (Moody’s / S&P / Fitch)

Trade Date:	September 4, 2024

Expected Settlement Date**:	September 9, 2024 (T+3)

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Barclays Capital Inc. (2054 Notes)

Mizuho Securities USA LLC (2030 Notes)

RBC Capital Markets, LLC (2034 Notes)

TD Securities (USA) LLC (2030 Notes)

Deutsche Bank Securities Inc. (2034 Notes)

HSBC Securities (USA) Inc. (2054 Notes)

Co-Managers:

Barclays Capital Inc. (2030 Notes, 2034 Notes)

Mizuho Securities USA LLC (2034 Notes, 2054 Notes)

RBC Capital Markets, LLC (2030 Notes, 2054 Notes)

TD Securities (USA) LLC (2034 Notes, 2054 Notes)

Deutsche Bank Securities Inc. (2030 Notes, 2054 Notes)

HSBC Securities (USA) Inc. (2030 Notes, 2034 Notes)

BNP Paribas Securities Corp.

PNC Capital Markets LLC

Santander US Capital Markets LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

AmeriVet Securities, Inc.

Drexel Hamilton, LLC

Penserra Securities LLC

Siebert Williams Shank & Co., LLC

4.300% Senior Notes due 2030

Title:	4.300% Senior Notes due 2030

Principal Amount:	$1,250,000,000

Coupon:	4.300% per year

Maturity Date:	January 15, 2030

1

Benchmark Treasury:	3.625% due August 31, 2029

Benchmark Treasury Price and Yield:	100-09 ¾; 3.558%

Spread to Benchmark Treasury:	+75 basis points

Yield to Maturity:	4.308%

Price to Public:	99.967% of the principal amount

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2025

Optional Redemption:	Prior to December 15, 2029 (one month prior to the maturity date of the 2030 notes) (the “2030 Notes Par Call Date”)), the issuer may redeem the 2030 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2030 Notes Par Call Date, the issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN:	90353T AN0 / US90353TAN00

4.800% Senior Notes due 2034

Title:	4.800% Senior Notes due 2034

Principal Amount:	$1,500,000,000

Coupon:	4.800% per year

Maturity Date:	September 15, 2034

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Price and Yield:	100-30+; 3.759%

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	4.809%

Price to Public:	99.928% of the principal amount

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2025

2

Optional Redemption:	Prior to June 15, 2034 (three months prior to the maturity date of the 2034 notes) (the “2034 Notes Par Call Date”)), the issuer may redeem the 2034 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Notes Par Call Date, the issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN:	90353T AP5 / US90353TAP57

5.350% Senior Notes due 2054

Title:	5.350% Senior Notes due 2054

Principal Amount:	$1,250,000,000

Coupon:	5.350% per year

Maturity Date:	September 15, 2054

Benchmark Treasury:	4.625% due May 15, 2054

Benchmark Treasury Price and Yield:	109-20+; 4.063%

Spread to Benchmark Treasury:	+130 basis points

Yield to Maturity:	5.363%

Price to Public:	99.806% of the principal amount

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2025

3

Optional Redemption:	Prior to March 15, 2054 (six months prior to the maturity date of the 2054 notes) (the “2054 Notes Par Call Date”)), the issuer may redeem the 2054 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2054 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2054 Notes Par Call Date, the issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN:	90353T AQ3 / US90353TAQ31

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

**Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the notes prior to one business day before delivery should consult their advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; BofA Securities, Inc. at 1-800-294-1322; or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

4